UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM 8-K

CURRENT REPORT
PURSUANT TO SECTION 13 OR 15(d) OF THE
SECURITIES EXCHANGE ACT OF 1934

Date of report (Date of earliest event reported): September 6, 2011

ZIOPHARM Oncology, Inc.
(Exact Name of Registrant as Specified in Charter)

Delaware	001-33038	84-1475642
(State or Other Jurisdiction of Incorporation)	(Commission File Number)	(IRS Employer Identification No.)

1180 Avenue of the Americas 19th Floor New York, NY	10036
(Address of Principal Executive Offices)	(Zip Code)

(646) 214-0700
(Registrant’s telephone number, including area code)

Not applicable
(Former Name or Former Address, if Changed Since Last Report)

Check the appropriate box below if the Form 8-K is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425).

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12).

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b)).

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c)).

Item 5.02        Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

Effective September 6, 2011,  ZIOPHARM Oncology, Inc. (the “Company”) entered into an employment agreement with Caesar J. Belbel (the “Employment Agreement”) governing the terms of Mr. Belbel’s employment as the Company’s Executive Vice President, Chief Legal Officer and President for an indefinite term.  As contemplated by the Employment Agreement, Mr. Belbel’s employment with the Company commenced September 6, 2011 and he was appointed as an executive officer of the Company effective upon such date.

Under the Employment Agreement, Mr. Belbel will receive an initial annual base salary of $325,000, which is subject to review by the Board of Directors or the Compensation Committee at least annually. In addition, Mr. Belbel will be eligible to receive an annual performance bonus for each calendar year at the end of which he remains employed by the Company, including 2011 (on a pro-rated basis).  The target amount of the performance bonus will be equal to 35% of Mr. Belbel’s base salary, with the actual bonus amount for the applicable calendar year to be determined by the Board of Directors or the Compensation Committee.  Mr. Belbel is eligible to receive an additional annual discretionary bonus in such amount as may be determined by the Board of Directors. The Company is required to reimburse Mr. Belbel for reasonable out-of-pocket expenses incurred by him in furtherance of the business and affairs of the Company, including reasonable travel and entertainment expenses, as well as reasonable legal licensing fees and related professional dues and memberships.

On September 6, 2011, upon the commencement of his employment and pursuant to the Employment Agreement, the Company granted Mr. Belbel options to purchase 200,000 shares of the Company’s common stock at an exercise price of $5.17, which options vest in equal annual installments over three years commencing on the one-year anniversary of the grant date. Such stock options are subject to accelerated vesting in circumstances described in the following paragraph.

If (i) Mr. Belbel is terminated by the Company for a reason other than death, disability or “Cause,” as that term defined in the Employment Agreement, or (ii) Mr. Belbel resigns for “Good Reason,” as that term defined in the Employment Agreement, Mr. Belbel will be entitled to receive a severance payment equal to 100% of his then current annual base salary plus a portion of the target amount of his annual performance bonus for the calendar year in which such termination occurs (which portion will be determined pro rata based on the number of days in such calendar year during which Mr. Belbel was employed by the Company). In this situation, Mr. Belbel’s stock options that have vested as of the date of termination shall remain exercisable for a period of 90 days and any unvested stock options and unvested awards of restricted stock held by Mr. Belbel shall be deemed to have expired as of the date of termination.  In the case of a termination for a reason other than death, disability, “Cause,” or “Good Reason,” that occurs within 90 days prior to and in connection with a “Change of Control,” as that term is defined in the Employment Agreement, or within 18 months after the occurrence of a “Change in Control,” all unvested stock options and unvested awards of restricted stock held by Mr. Belbel at the time that such termination occurs will be accelerated and deemed to have vested as of his employment termination date.  Any stock options that have vested or been deemed to have vested as of the date of termination will remain outstanding and exercisable until the earlier of 90 days following the date of termination, the date that they are exercised, or the date on which the original term of such stock option expires.

The Employment Agreement requires that Mr. Belbel execute a separate Invention, Non-Disclosure and Non-Competition Agreement that includes standard provisions regarding protection of our confidential information and provides, among other things, that he will not compete with the Company, or solicit employees, clients or customers of the Company, during the term of his employment and for a period of one year after the termination thereof.

A copy of the Employment Agreement is attached hereto as Exhibit 10.1 and is incorporated herein by reference.

Item 9.01   Financial Statements and Exhibits.

(d)	Exhibits.

10.1	Employment Agreement effective September 6, 2011 by and between ZIOPHARM Oncology, Inc. and Caesar J. Belbel

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

ZIOPHARM Oncology, Inc.

	By:	/s/ Richard E. Bagley
Date: September 6, 2011		Name: Richard E. Bagley
Title: President, Chief Operating Officer and Chief Financial Officer

INDEX OF EXHIBITS

Exhibit No.	Description

10.1	Employment Agreement effective September 6, 2011 by and between ZIOPHARM Oncology, Inc. and Caesar J. Belbel